UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-057839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard Woodland Hills, California (Address of principal executive offices)	91367 (Zip Code)

(818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2013, United Online, Inc. (the “Company”) and Charles B. Ammann, the Company’s Executive Vice President, General Counsel and Secretary, entered into a Transition and Separation Agreement  and a Consulting Agreement.  Pursuant to the terms of these agreements, on January 1, 2014, Mr. Ammann’s employment with the Company will terminate and he will resign from all of his positions with the Company, including as an officer of the Company.  Thereafter, he will commence a period of service as a consultant to the Company.  As a consultant, Mr. Ammann will provide advice and assistance as to general transitional matters through March 31, 2014 and as to specified legal matters through June 30, 2014.  Mr. Ammann will receive (a) a bonus with respect to 2013 equal to the greater of (i) his target bonus for 2013 and (ii) the bonus payable with respect to 2013 based on actual performance; and (b) subject to the execution and non-revocation of a customary release, vesting of equity awards which would have vested between January 1, 2014 and February 15, 2015.  Mr. Ammann’s vested stock options will remain exercisable until the date which is 90 days following the end of the consulting period.

The foregoing description of the material terms of the Transition and Separation Agreement and the Consulting Agreement does not purport to be a complete description of such agreements and is qualified in its entirety by reference to the Transition and Separation Agreement and the Consulting Agreement, which will be filed as exhibits to the Company’s Form 10-K for the year ending December 31, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2013

UNITED ONLINE, INC.

By:	/s/ Neil P. Edwards
Neil P. Edwards
Executive Vice President and Chief Financial Officer

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